Exhibit 99.2

INDEX TO VENUS CONCEPT LTD. CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2018 and 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Venus Concept Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Venus Concept Ltd. and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has reported recurring net losses and negative cash flows from operations, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 2, 2019

We have served as the Company’s auditor since 2017.

Venus Concept Ltd.

Consolidated Balance Sheets

As at December 31, 2018 and 2017 (In thousands of U.S. Dollars, except share data)

	2018	2017
	$	$
Assets
Current assets
Cash and cash equivalents	6,758	20,194
Trade receivables, net of allowance for doubtful accounts of $4,408 ($2,417 in 2017)	42,663	29,893
Inventories	20,261	13,337
Deferred expenses	620	1,513
Prepaid expenses	1,148	2,051
Advances to suppliers	1,732	481
Other current assets	1,423	2,373

	74,605	69,842

Long-term assets
Long-term receivables	38,201	26,395
Deferred tax assets	297	145
Deferred expenses	—	701
Severance pay funds	791	925
Property and equipment, net	3,381	3,178
Intangible assets	5,252	—
Goodwill	2,603	—

	50,525	31,344

	125,130	101,186

Liabilities
Current liabilities
Line of credit	5,655	—
Trade payables	8,625	4,005
Accrued expenses and other current liabilities	10,880	9,843
Taxes payable	407	187
Unearned interest income	3,849	3,059
Warranty accrual	495	366
Deferred revenues	163	737

	30,074	18,197

Long-term liabilities
Long-term debt	50,892	35,261
Accrued severance pay	835	906
Deferred tax liabilities	1,893	1,305
Unearned interest income	1,752	1,895
Warranty accrual	841	673
Other long-term liabilities	2,388	188

	58,601	40,228

	88,675	58,425

Commitments and contingencies
Shareholders’ equity
Share capital
Series A preferred shares of 0.0003 par value:
2,192,736 shares authorized, issued and outstanding at December 31, 2018 and 2017	—	—
Series B preferred shares of 0.0003 par value:
4,714,034 shares authorized, 4,564,034 shares issued and outstanding at December 31, 2018 and 2017	—	—
Series C preferred shares of 0.0003 par value:
8,015,320 shares authorized, 8,003,319 shares issued and outstanding at December 31, 2018 and 2017	—	—
Series C-1 preferred shares of 0.0003 par value:
98,807 shares authorized, issued and outstanding at December 31, 2018 and 2017	—	—
Series D preferred shares of 0.0003 par value:
1,122,216 shares authorized, issued and outstanding at December 31, 2018, nil outstanding in 2017	—	—
Ordinary shares of 0.0003 par value:
83,856,887 and 84,979,103 shares authorized at December 31, 2018 and 2017, respectively; 8,276,229 and 8,151,029 shares issued and outstanding at December 31, 2018 and 2017, respectively	57,101	49,978
Additional paid-in capital	10,399	10,075
Accumulated deficit	(35,067)	(20,108)
Treasury shares, at cost; 1,800 shares as at December 31, 2018 and 2017	—	—

	32,433	39,945
Non-controlling interest	4,022	2,816

	36,455	42,761

	125,130	101,186

The accompanying notes are an integral part of the consolidated financial statements.

Venus Concept Ltd.

Consolidated Statements of Operations

Years ended December 31, 2018, and 2017 (In thousands of U.S. dollars, except share data)

	2018	2017
	$	$
Revenue
Leases	71,540	65,052
Products and services	31,074	24,022

	102,614	89,074
Cost of goods sold
Leases	13,091	10,232
Products and services	10,168	10,634

	23,259	20,866

Gross profit	79,355	68,208

Selling and marketing	37,315	26,759
General and administrative	27,432	20,606
Research and development	7,047	5,678
Provision for bad debts	10,928	2,465

	82,722	55,508

(Loss) income from operations	(3,367)	12,700
Foreign exchange loss (income)	3,266	(686)
Finance expenses	5,361	5,503

(Loss) income before income taxes	(11,994)	7,883
Income taxes expense	2,215	479

Net (loss) income	(14,209)	7,404

(Loss) income attributable to the Company	(14,959)	5,726
Income attributable to the non-controlling interest	750	1,678

	(14,209)	7,404

Net (loss) income per share:
Basic	$(1.82)	$0.29

Diluted	$(1.82)	$0.22

Weighted-average number of shares used in per share calculation
Basic	8,206	9,506

Diluted	8,206	12,705

The accompanying notes are an integral part of the consolidated financial statements.

Venus Concept Ltd.

Consolidated Statements of Comprehensive (Loss) Income

Years ended December 31, 2018, and 2017 (In thousands of U.S. dollars, except share data)

	2018	2017
	$	$
Net (loss) income	(14,209)	7,404
Foreign currency translation adjustment	—	—

Comprehensive (loss) income	(14,209)	7,404

Comprehensive (loss) income attributable to the Company	(14,959)	5,726
Comprehensive income attributable to the non-controlling interest	750	1,678

	(14,209)	7,404

The accompanying notes are an integral part of the consolidated financial statements.

Venus Concept Ltd.

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

Years ended December 31, 2018 and 2017 (In thousands of U.S. dollars, except share data)

	2018
	Series A Preferred shares	Series B preferred shares	Series C preferred shares	Series C-1 preferred non-voting	Series D preferred shares	Number of ordinary shares	Share capital	Additional paid-in capital	Accumulated deficit	Non-controlling interest	Total shareholders’ equity
	#	#	#	#	#	#	$	$	$	$	$
Balance, January 1, 2018	2,192,736	4,564,034	8,003,319	98,807	—	8,151,029	49,978	10,075	(20,108)	2,816	42,761
Changes during the year ended December 31, 2018 Equity issuance	—	—	—	—	1,122,216	—	6,915	—	—	—	6,915
Comprehensive loss—Venus Concept Ltd.	—	—	—	—	—	—	—	—	(14,959)	—	(14,959)
Comprehensive income—NCI	—	—	—	—	—	—	—	—	—	750	750
Acquisition of non-controlling interest	—	—	—	—	—	—	—	(933)	—	456	(477)
Options exercised	—	—	—	—	—	125,200	208	—	—	—	208
Stock-based compensation	—	—	—	—	—	—	—	1,257	—	—	1,257

Balance, December 31, 2018	2,192,736	4,564,034	8,003,319	98,807	1,122,216	8,276,229	57,101	10,399	(35,067)	4,022	36,455

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity (Deficit) (Continued)

	2017
	Series A preferred shares	Series B preferred shares	Series C preferred shares	Series C-1 preferred non-voting	Number of ordinary shares	Share capital	Additional paid-in capital	Accumulated deficit	Non-controlling interest	Total shareholders’ equity
	#	#	#	#	#	$	$	$	$	$
Balance, January 1, 2017	2,192,736	2,282,017	—	—	11,026,236	13,660	9,106	(25,834)	1,138	(1,930)
Changes during the year ended December 31, 2017
Exchange of shares	—	2,282,017	593,190	—	(2,875,207)	—	—	—	—	—
Equity issuance	—	—	7,410,129	98,807	—	36,318	—	—	—	36,318
Comprehensive income—Venus Concept Ltd.	—	—	—	—	—	—	—	5,726	—	5,726
Comprehensive income—NCI	—	—	—	—	—	—	—	—	1,678	1,678
Warrants issued on equity	—	—	—	—	—	—	27	—	—	27
Stock-based compensation	—	—	—	—	—	—	942	—	—	942

Balance, December 31, 2017	2,192,736	4,564,034	8,003,319	98,807	8,151,029	49,978	10,075	(20,108)	2,816	42,761

The accompanying notes are an integral part of the consolidated financial statements.

Venus Concept Ltd.

Consolidated Statements of Cash Flows

Years ended December 31, 2018, and 2017 (In thousands of U.S. dollars, except share data)

	2018	2017
	$	$
Operating activities
Net (loss) income	(14,209)	7,404
Changes to reconcile net (loss) income to cash used in operating activities
Depreciation and amortization	1,340	668
Stock-based compensation	1,257	942
Provision for bad debts	10,928	2,465
Accretion on long-term debt	144	144
Financing fees	355	74
Capitalized interest on debt	939	1,450
Deferred tax expense	436	1,201
Changes in operating assets and liabilities
Unearned interest income	891	3,416
Severance payments	(10)	(41)
Warranty accrual	304	(51)
Prepaid expenses and other assets	484	325
Deferred expenses	1,600	2,344
Accounts receivable, short and long-term	(38,162)	(39,753)
Inventories	(6,205)	310
Deferred revenues	(575)	89
Trade payables	4,206	(1,820)
Accrued expenses and other current liabilities	1,599	2,039
Other long term liabilities	1,029	(86)

Cash used in operating activities	(33,649)	(18,880)

Investing activities
Purchase of property and equipment	(1,155)	(1,527)
Acquisition of business	(7,502)	—

Cash used in investing activities	(8,657)	(1,527)

Financing activities
Acquisition of non-controlling interest	(477)	—
Financing fees paid	(806)	(284)
Equity issuance, net of fees	6,915	36,318
Issuance of long-term debt	15,000	—
Repayment of long-term debt	—	—
Drawdown on line of credit	5,655	—
Proceeds from exercise of options	208	—

Cash provided by financing activities	26,495	36,034

Effect of exchange rate differences on cash and cash equivalents	2,375	(1,557)

(Decrease) increase in cash and cash equivalents	(13,436)	14,070
Cash and cash equivalents, beginning of year	20,194	6,124

Cash and cash equivalents, end of year	6,758	20,194

Non-cash investing activity
Earn-out liability	1,177	—

Non-cash financing activity
Warrants issued	—	28

Supplemental information
Cash paid during the year for income taxes	524	309

Cash paid during the year for interest	4,071	3,286

The accompanying notes are an integral part of the consolidated financial statements.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

1.	Description of business

Venus Concept Ltd. (the “Company” or “Venus Concept”) was incorporated in 2009 under the laws of the State of Israel and is a global medical technology company. The Company and its subsidiaries develop, manufacture and commercialize safe, efficacious and easy-to-use aesthetic technologies. The Company designs and sells a full-suite of aesthetic and medical products, and markets its current products primarily to physicians interested in providing minimally invasive and non-invasive procedures and to aesthetic medical spas.

Merger with Restoration Robotics

On March 15, 2019, the Company entered into an agreement (as amended on August 14, 2019 and October 31, 2019) (the “Merger Agreement”) with Radiant Merger Sub Ltd. (the “Merger Sub”), a company organized under the laws of Israel and a wholly-owned subsidiary of the Company, and Restoration Robotics, Inc. (“Restoration Robotics”), a company incorporated in the state of Delaware, to combine the companies in an all-stock transaction (the “Merger”). The Merger Agreement (as amended on August 14, 2019 and October 31, 2019) and the Merger have been approved by the Company’s board of directors (the “Board”) and the board of directors of Restoration Robotics (the “Restoration Robotics Board”). The Merger was completed on November 7, 2019 (see Note 25).

Immediately following completion of the Merger, Venus Concept Inc. (formerly Restoration Robotics) effected a 15-for-1 reverse stock split of Venus Concept Inc. common stock (the “Reverse Stock Split”). The Merger and the Reverse Stock Split were approved by Venus Concept Inc.’s stockholders on October 4, 2019, subject to the closing of the Merger (see Note 25).

The Merger Agreement provided that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, the Merger Sub would be merged with and into the Company, with Venus continuing as the surviving company, as a wholly-owned subsidiary of Restoration Robotics.

Under the terms of the Merger Agreement (as amended on August 14, 2019 and October 31, 2019), immediately after the Merger, shareholders of the Company and Restoration Robotics would own approximately 85% and 15%, respectively, of the combined company, on a fully diluted basis, without giving effect to the shares issued in the equity financing (the “Equity Financing”).

EW Healthcare Partners, a beneficial owner of Venus Concept and affiliate of a director on the Board, had committed to lead a $21,000 equity investment in the convertible promissory notes of Venus Concept priced at $6.996 per share, post split. The convertible promissory notes converted into the combined company’s common stock immediately following the closing of the Merger (see Note 25). In addition the following investors participated in the Equity Financing: HealthQuest Capital, Madryn Asset Management, Longitude Capital Management, Fred Moll, and Aperture Venture Partners. In addition to the Equity Financing, Fred Moll and InterWest Partners funded a $5,000 convertible note to Restoration Robotics, which converted into the combined company’s common stock at the closing of the Equity Financing led by EW Healthcare, at a price of $6.996 per share.

In conjunction with the Merger, the Company and Restoration Robotics, Inc. agreed to enter into a securities purchase agreement with certain investors pursuant to which the combined company, after the completion of the Merger, would issue and sell to the investors in a private placement the common stock of the combined company, par value $0.0001 per share, and warrants to purchase the common stock of the combined company at an exercise price of $6.00 per share (the “Concurrent Financing”) (see Note 25).

2.	Going concern and significant accounting policies

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and, as such, the consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

The Company has reported recurring net losses and negative cash flows from operations. As of December 31, 2018 and as of December 31, 2017, the Company had an accumulated deficit of $35,067 and $20,018, respectively. Further, during the periods ended June 30, 2019 and September 30, 2019, the Company was not in compliance with certain financial covenants associated with credit facilities with City National Bank of Florida (see Note 25). In addition, during the period ended June 30, 2019 the Company was not in compliance with certain financial covenants associated with its loan agreement with Madryn Health Partners, LP (see Note 25). The Company received waivers from the City National Bank of Florida for the periods ended June 30, 2019 and September 30, 2019 and a waiver from Madryn Health Partners, LP for the period ended June 30, 2019. The Company’s recurring net losses and negative cash flows from operations raise substantial doubt about the Company’s ability to continue as a going concern within 12 months from the date that the consolidated financial statements are issued.

In order to continue its operations, the Company must achieve profitable operations and/or obtain additional equity investment or debt financing. Until the Company achieves profitability, management plans to fund its operations and capital expenditures through borrowings and issuance of capital stock. The Company completed convertible note offerings completed in June 2019 and August 2019 (see Note 25) and the Concurrent Financing (see Note 25). Until the Company generates revenue at a level to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows.

There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital, it may be compelled to reduce the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property assets. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts or amounts and classification of liabilities that might result from the uncertainty.

Significant Accounting Policies

(a)	Principles of consolidation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements include the financial accounts of the Company and all of its subsidiaries. Intercompany transactions and balances, including profits from intercompany sales not yet realized outside the Company, have been eliminated upon consolidation. The Company does not own 100% of its subsidiaries but accounts for the partial ownership interest through non-controlling interest. The financial results of NeoGraft Solutions Inc. (“NeoGraft”) have been included in the consolidated financial statements from the date of acquisition on February 15, 2018.

(b)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to the implicit interest rate used to record lease revenue, allowance for doubtful accounts, accrued warranty costs, inventory valuation, valuation and measurement of deferred tax assets and liabilities, accrued severance pay, useful lives of property and equipment, earn-out liability, fair value of stock-based compensation, useful lives of intangibles, impairment of long lived assets and goodwill, and valuation of acquired intangibles and goodwill.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(c)	Recently adopted accounting standards

On January 1, 2018, the Company adopted ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Previously, U.S. GAAP prohibited the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. This prohibition on recognition was an exception to the principle of comprehensive recognition of current and deferred income taxes under U.S. GAAP. The amendment to the guidance eliminated the exception for an intra-entity transfer of an asset other than inventory and required an entity to recognize the income tax consequences when the transfer occurs. Prior periods were not retrospectively adjusted. The adoption of the ASU did not have an impact on the consolidated financial statements.

In May 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-09 (Topic 718) Compensation—Stock Compensation: Scope of Modification Accounting, which provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. The new standard is effective on a prospective basis for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company adopted this ASU on a prospective basis on January 1, 2018. The adoption of the ASU did not have a material impact on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, or ASU 2016-09. ASU 2016-09 simplifies the accounting and reporting of share-based payment transactions, including adjustments to how excess tax benefits and payments for tax withholdings should be classified and provides the election to eliminate the estimate for forfeitures. This standard is effective for annual reporting periods beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for any entity in any interim or annual period for which financial statements have not been issued or made available for issuance. The Company adopted this ASU on a prospective basis on January 1, 2017. The adoption of the ASU did not have a material impact on the consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18 (Topic 230) Statement of Cash Flow: Restricted Cash, which provides guidance on the classification of restricted cash to be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts on the statement of cash flows. The amendments of this ASU are effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The standard must be applied retrospectively to all periods presented. The Company adopted this standard on January 1, 2018 and the adoption did not have an impact on its consolidated financial statements.

In January 2017, the Company adopted ASU 2015-11 Simplifying the Measurement of Inventory. The guidance requires that inventory that is measured on a first-in-first-out (“FIFO”) or average cost basis be measured at lower of cost and net realizable value, as opposed to the lower of cost or market. The Company applied this guidance prospectively on January 1, 2017 and the adoption did not cause a material impact of the Company’s consolidated financial statements.

(d)	Presentation currency and foreign currency translation

The consolidated financial statements are presented in U.S. dollars.

A majority of the Company’s revenue is generated in U.S dollars and its financing is in U.S. dollars. The Company’s management believes that the U.S. dollar is the primary currency in the economic environment in which the Company operates. Thus, the functional currency of the parent company and subsidiaries is the U.S. dollar.

All exchange gains and losses from remeasurement of monetary balance sheet items resulting from transactions in non-functional currencies are recorded in the consolidated statements of operations and comprehensive (loss) income as they arise.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(e)	Risks and uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, continued acceptance of the Company’s products, competition from substitute products and larger companies, protection of proprietary technology, strategic relationships and dependence on key individuals. If the Company fails to adhere to ongoing Food and Drug Administration (“FDA”) Quality System Regulation, or regulations in countries other than the United States, FDA or other regulators may withdraw its market clearances or take other action. The Company relies on suppliers to manufacture some of the components used in its products. The Company’s suppliers may encounter supply interruptions or problems during manufacturing due to a variety of reasons, including failure to comply with applicable regulations, including FDA’s Quality System Regulation, equipment malfunction and environmental regulations, any of which could delay or impede the Company’s ability to meet demand.

The Company has borrowings whose interest rates are subject to fluctuations as charged by the lender. The Company does not use derivative financial instruments to mitigate the exposure to interest rate risk.

The Company’s objective is to have sufficient liquidity to meet its liabilities when due. The Company monitors its cash balances and cash used in operating activities to meet its requirements. As at December 31, 2018 and 2017, the most significant financial liabilities are the line of credit, trade payables, earn-out liability and long-term debt.

(f)	Cash and cash equivalents

Cash equivalents consist of short-term, highly liquid investments that are readily convertible into cash or which have original maturities of three months or less.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(g)	Fair value of financial instruments

Financial assets and financial liabilities are initially recognized at fair value when the Company becomes a party to the contractual provision of the financial instrument. Subsequently, all financial instruments are measured at amortized cost using the effective interest method.

The financial instruments of the Company consist mainly of cash and cash equivalents, trade receivables, long-term receivables, advances to suppliers, line of credit, trade payables, earn-out liability and long-term debt. In view of their nature, the fair value of the financial instruments approximate their carrying amounts.

The Company measures the fair value of its financial assets and liabilities using the fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value.

Level 1 – Quoted prices in active markets for identical assets or liabilities

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 – Unobservable inputs that are supported by little or no market activity and that are insignificant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgement or estimation.

(h)	Allowance for doubtful accounts

The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts and the aging of the related invoices, and represents the Company’s best estimate of probable credit losses in its existing trade accounts receivable. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(i)	Inventories

Inventories are stated at the lower of cost or net realizable value and include raw materials, work in process and finished goods. Cost is determined as follows:

Raw Materials and Work in Progress (“WIP”) – Cost is determined on a standard cost basis utilizing the weighted average cost of historical purchases, which approximates actual cost.

The cost of WIP and finished goods includes the cost of raw materials and the applicable share of the cost of labor and fixed and variable production overheads.

The Company regularly evaluates the value of inventory based on a combination of factors including the following: historical usage rates, product end of life dates, technological obsolescence and product introductions.

The Company includes demonstration units within inventories. Proceeds from the sale of demonstration units are recorded as revenue.

(j)	Long-term receivables

Long-term receivables relate to the Company’s subscription revenue or contracts which stipulate payment terms which exceed one year. They are comprised of the unpaid principal balance, plus accrued interest, net of the allowance for credit losses. These receivables have been discounted based on the implicit interest rate in the subscription lease which range between 8% to 9% in 2018 and 10% to 14% in 2017. Unearned interest revenue represents the interest only portion of the respective subscription payments and will be recognized in income over the respective payment term as it is earned.

Deferred revenues represent payments received prior to the income being earned. Once delivery of the equipment and/or the services have been rendered, then these amounts will be recognized in income.

(k)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of the assets, as follows:

Lab equipment tooling and molds	4 – 10 years
Computers and software	3 years
Vehicles	6 – 7 years
Office furniture and equipment	6 – 15 years

Leasehold improvements are amortized over the shorter of the life of the relevant lease or the service life of the improvements.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(l)	Intangible assets

Intangible assets consist of customer relationships, brand and supplier agreement. Intangible assets are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Customer relationships	15 years
Brand	10 years
Supplier agreement	10 years

The useful lives of intangible assets are based on the Company’s assessment of various factors impacting estimated cash flows, such as the product’s position in its lifecycle, the existence or absence of like products in the market, various other competitive and regulatory issues, and contractual terms.

(m)	Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with FASB, Accounting Standards Codification (“ASC”) 360-10, “Accounting for the Impairment of Long-Lived Assets”. This standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. For assets that are to be held and used, impairment is assessed when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying values. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value and estimated net realizable value. During the years ended December 31, 2018 and 2017, there was no impairment of long-lived assets.

(n)	Goodwill

Goodwill represents the excess of the purchase price of the business acquired over the fair value of the net identifiable assets of an acquired business.

Goodwill is not amortized, but is tested for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. In testing goodwill for impairment, the Company elected to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that goodwill impairment is more likely than not, a two-step impairment test is performed. Under the two-step impairment test, the carrying value of the reporting unit is compared to the fair value of the reporting unit. If the fair value is determined to be less than the carrying value, a second step is performed to compute the amount of impairment as the difference between the implied fair value of goodwill and the carrying value. Fair value of reporting units are estimated using discounted cash flows. Forecasts of future cash flows are based on the Company’s best estimate of future net sales and operating expenses.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(n)	Goodwill (continued)

Required annual testing of goodwill for impairment was completed for the reporting unit as of December 31, 2018, and determined that goodwill is not impaired as the fair value of the reporting unit substantially exceeded its book value.

(o)	Warranty accrual

The Company provides a warranty for many of its products against defects for up to one year, with certain products carrying a warranty for a more extended period of up to four years. The warranty period begins upon shipment.

The Company records a liability for accrued warranty costs at the time of sale of a system, which consists of the warranty on products sold based on historical warranty costs and management’s estimates. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts thereof as necessary.

(p)	Stock- based compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation – Stock Compensation”. ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statement of operations and comprehensive (loss) income.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. A policy choice has been made to account for forfeitures when they occur.

Stock options granted to non-employees are based on the fair value on the grant date and re-measured at the end of each reporting period based on the fair value until the earlier of the options being fully vested and the performance obligations are complete. These are subject to a service vesting condition and are recognized on a straight-line method over the requisite service period. Forfeitures are estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on historical pre-vesting forfeitures.

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model that uses the weighted average assumptions noted in the table below.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(p)	Stock- based compensation (continued)

The expected term of options represents the period of time that options granted are expected to be outstanding, and is determined based on the simplified method. The Company has used this method for all stock option grants and considers this to be the best estimate since it has limited exercise experience to better estimate the expected term.

	2018	2017
Risk-free interest rate	2.1% – 2.8%	1.5% – 2.02%
Expected term of options	3 – 4 years	3 – 4 years
Expected volatility	50%	50%
Expected dividend yield	None	None

The expected volatility is based on the historical volatility of comparable companies. The risk-free interest rate assumption is derived from the interest curve for U.S. government bonds for periods corresponding to the expected term of the option on the grant date.

The Company utilizes significant estimates and assumptions in determining the fair value of its common stock. The Company has utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of preferred stock, the superior rights and preferences of securities senior to the Company’s common and the timing of, and the likelihood of, achieving a liquidity event, such as an IPO or sale of the company. Changes to the key assumptions used in the valuations could result in significant differences in the fair value of the ordinary shares at each valuation date.

(q)	Revenue recognition

(i)	Leases

Many of the Company’s products are sold under subscription contracts with title passing to the customer at the earlier of the end of the term and when the payment is received in full. The subscription contracts include an initial deposit followed by monthly installments typically over a period of 36 months. In accordance with ASC 840 Leases, these arrangements are considered to be sales-type leases, where the present value of all cash flows to be received within the arrangement is recognized upon shipment to the customer and achievement of the required revenue recognition criteria. Various accounting and reporting systems are used to monitor subscription receivables which include providing access codes to operate the machines to paying customers and restricting access codes on machines to non paying customers.

When management determines that collection of future minimum contractual payments cannot be reasonably assured at the inception of a subscription contract, these contracts are classified as operating leases, where revenue is recognized on a straight-line basis over the term of the lease.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(q)	Revenue recognition (continued)

(ii)	Products and services

The Company recognizes revenues on other products and services in accordance with ASC 605-10-S99 (SEC Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”), which requires that the following four criteria be met in order to recognize revenue:

•	Persuasive evidence of an agreement exists;

•	Delivery has occurred or services have been rendered;

•	The selling price is fixed or determinable; and

•	Collectability is reasonably assured.

The Company recognizes revenues from products sold to end-customers when title and risk of ownership has been transferred which usually occurs upon shipment to the end-customer. The Company does not grant rights of return to its end-customers.

The Company’s products sold through arrangements with distributors are non-refundable, non-returnable and without any rights of price protection or stock rotation. Accordingly, the Company considers distributors as end-customers (the “sell-in method”).

In cases where revenue recognition criteria for distributors sales were not satisfied at the time of shipment, mainly collectability had not been established, revenues are recognized once the product is delivered to the end customer (the “sell-through method”). Since the Company does not have reliable information about when the distributors sell the product through to end customers, the Company uses cash collection from such distributors as a basis for revenue recognition under the sell-through method.

In respect of sales of systems with installation and training, in accordance with ASC 605, the Company has concluded that its arrangements are generally consistent with the indicators suggesting that installation and training are not essential to the functionality of the Company’s systems. Accordingly, installation and training are considered inconsequential and perfunctory relative to the system, and therefore the Company recognizes revenue for the system, installation and training upon shipment to the customer once all other revenue recognition criteria have been met, and provides an accrual for installation and training costs, as appropriate.

Taxes imposed by government authorities on the Company’s revenue-producing activities with customers and distributors, such as sales taxes and value added taxes, are excluded from revenue.

(r)	Cost of goods

For subscription sales (qualifying as sales-type lease arrangements) and product sales, the costs are recognized upon shipment to the customer or distributor.

Costs related to lease agreements classified as operating leases are amortized over the minimum lease term of the arrangement.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(s)	Advertising costs

The cost of advertising and media is expensed as incurred. For the years ended December 31, 2018, and 2017 advertising costs totaled $1,225 and $1,133, respectively.

(t)	Research and development costs

Research and development costs are expensed as incurred.

(u)	Net (loss) income per share

The Company computes net (loss) income per share in accordance with ASC Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of net (loss) income attributable to the Company’s shareholders per share to be disclosed: basic and diluted. Convertible preferred shares are participating securities and are included in the calculation of basic and diluted earnings per share using the two-class method. In periods where the Company reports net losses, such losses are not allocated to the convertible preferred shares for the computation of basic or diluted EPS.

Diluted net (loss) income per share is the same as basic earnings per share for the periods in which the Company had a net loss because the inclusion of outstanding common stock equivalents would be anti-dilutive.

(v)	Income taxes

The Company follows the deferred income taxes method of accounting for income taxes. Under this method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying values of accounts and their respective income tax basis. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years during which the temporary differences are expected to be realized or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income in the period that includes the enactment date.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized. The Company evaluates tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions have met a ”more likely-than-not” threshold of being sustained by the applicable tax authority. Tax benefits related to tax positions not deemed to meet the “more likely-than-not” threshold are not permitted to be recognized in the consolidated financial statements.

(w)	Business combinations

The consideration for each acquisition is measured at the aggregate of the fair values of assets acquired, liabilities incurred or assumed, and equity instruments issued by the Company in exchange for control of the acquired company. Acquisition-related costs are recognized in operations as incurred in selling and marketing expense. Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(w)	Business combinations (continued)

date fair value. Subsequent changes in such fair values are adjusted against the cost of acquisition as soon as all necessary information is obtained where it qualifies as measurement period adjustments within one year from closing.

(x)	Future accounting pronouncements

(i)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The FASB subsequently issued the following amendments to ASU No. 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.

The main provisions of Topic 606 require the identification of performance obligations within a contract and require the recognition of revenue based on a stand-alone allocation of contract revenue to each performance obligation. Performance obligations may be satisfied and revenue recognized over a period of time if: 1) the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs, or 2) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or 3) the entity’s performance does not create an asset with an alternative use to the entity, and the entity has an enforceable right to payment for performance completed to date. For public entities the amendments of the update are effective for annual reporting periods beginning after December 15, 2017 including interim periods within that reporting period.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequently amended by ASU 2018-11, Leases (Topic 842): Targeted Improvements, ASU 2018-20, Narrow-Scope Improvements for Lessors and ASU 2019-01, Leases (Topic 842): Codification Improvements. The guidance is intended to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and requiring more disclosures related to leasing transactions. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted.

As codified in ASU 2017-13, in an SEC staff announcement at the July 20, 2017 Emerging Issues Task Force (“EITF”) meeting, specifically related to public business entities (“PBEs”) that qualify as a PBE solely due to the requirement to include or the inclusion of its financial statements or financial information in another entity’s SEC filing (certain PBEs), the SEC stated that it will allow certain PBEs to elect to apply the non-PBE effective dates for the revenue recognition and lease accounting standards only. The Company has made these elections and plans to adopt the revenue recognition guidance for the annual period ending December 31, 2019 using the modified retrospective adoption method and the lease guidance for the annual period ending December 31, 2020.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(x)	Future accounting pronouncements (continued)

The Company has commenced the issue identification phase for Topic 606 and does not expect the new revenue recognition guidance to have a material impact on the Company’s consolidated financial statements. The Company is in the process of determining the impact of Topic 842 on its consolidated financial statements.

(ii)

In August 2018, the FASB issued ASU No. 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40), relating to a customer’s accounting for implementation, set-up, and other upfront costs incurred in a cloud computing arrangement that is hosted by a vendor (i.e., a service contract). Under the new guidance, a customer will apply the same criteria for capitalizing implementation costs as it would for an arrangement that has a software license. The new guidance also prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense, and requires additional quantitative and qualitative disclosures. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application is permitted. The Company can choose to adopt the new guidance (1) prospectively to eligible costs incurred on or after the date this guidance is first applied or (2) retrospectively. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.

(iii)

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which removes, adds and modifies certain disclosure requirements for fair value measurements in Topic 820. The Company will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, and the valuation processes of Level 3 fair value measurements. However, the Company will be required to additionally disclose the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements, and the range and weighted average of assumptions used to develop significant unobservable inputs for Level 3 fair value measurements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments relating to additional disclosure requirements will be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.

(iv)

In June 2018, the FASB issued ASU 2018-07, which simplifies guidance on non-employee share-based payments. This expands the scope of ASC 718 to include all share-based payment arrangements related to the acquisition of goods and services from both non-employees and employees. As a result, most of the guidance in ASC 718 associated with employee share-based payments, applies to non-employee share-based payment arrangements. The ASU amendment is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018 and will be applied prospectively. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

2.	Significant accounting policies (continued)

(x)	Future accounting pronouncements (continued)

(v)

In June 2016, the FASB issued ASU 2016-13 Credit Losses. For assets held at amortized cost basis, ASC 326-20 eliminates the probable initial recognition threshold and instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for doubtful accounts is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. The ASU is effective for fiscal years and interim periods beginning after December 15, 2019. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.

(vi)

In November 2018, the FASB issued ASU 2018-19, which amends the scope and transition requirements on ASU 2016-13 Credit Losses. The ASU clarifies that operating lease receivables are not within the scope of ASC 326-20 and should instead be accounted for under the new leasing standard, ASC 842. The ASU amendment is effective for fiscal years and interim periods within those fiscal year beginning after, December 15, 2020 and will be applied prospectively. The Company is evaluating the impact, if any, that this pronouncement will have on the consolidated financial statements.

3.	Business combinations

On February 15, 2018, the Company acquired the assets and liabilities of NeoGraft. The primary reason for this acquisition was to expand the product offering to hair restoration solutions. Acquisition-related costs were expensed as incurred and amounted to $67 for the year ended December 31, 2018 ($101 in 2017). Pro forma results of operations have not been presented because the effect of this acquisition was not material to the results of operations. In 2018, the total revenues related to NeoGraft amounted to $7,763 and gross profit of $6,046.

The total consideration is $8,679 of which $500 was held back and $250 will be payable out of escrow one year from the closing date and remaining $250 will be payable upon two years from the closing date. In addition, included in purchase consideration is $1,177 of contingent earn-out payments.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

3.	Business combinations (continued)

The following table sets out the allocation of the purchase price:

Cash on closing	$7,502
Contingent earn-out payments	1,177

Total proceeds	$8,679

Net assets acquired
Inventory	1,315
Accounts receivable	44
Fixed assets	7
Accounts payable	(990)
Customer relationships	1,400
Brand	1,300
Supplier agreement	3,000

Fair value of net assets acquired	$6,076

Goodwill	$2,603

Goodwill is primarily related to sales growth from future product and service offerings and new customers. The goodwill of NeoGraft is deductible for tax purposes under the cumulative eligible capital expenditures deduction in Canada.

The weighted average life remaining on the acquired intangibles are as follows:

Customer relationships	14 years
Brand	9 years
Supplier agreement	9 years

4.	Cash and cash equivalents

	2018	2017
	$	$
Cash	6,658	19,896
Restricted deposit	19	218
Guaranteed investment certificates (“GIC”)	81	80

	6,758	20,194

The restricted deposit is a balance held in Bank Hapoalim in Israel for collateral against rent and credit cards. The GICs bear interest at 0.5%, mature on dates ranging from October 5, 2019 to July 10, 2019, and are convertible into cash upon notice by the Company.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

5.	Other current assets

	2018	2017
	$	$
Government remittances	987	1,530
Sundry assets and miscellaneous	436	843

	1,423	2,373

Government remittances are receivable from Canada Revenue Agency and the Israel Tax Authority, which are in regard to the refund of sales taxes in the local jurisdictions.

6.	Inventories

	2018	2017
	$	$
Raw material	92	823
Work in progress	1,323	578
Finished goods	18,846	11,936

	20,261	13,337

Additions to inventory are primarily comprised of newly produced units and applicators, refurbishment cost from demos and used equipment which were reacquired during the year from upgraded sales. The Company expensed $19,929, ($18,475 in 2017) in cost of goods sold during the year. The balance of cost of goods sold represents the sale of applicators, parts and warranty.

The Company provides for excess and obsolete inventories when conditions indicate that the inventory cost is not recoverable due to physical deterioration, usage, obsolescence, reductions in estimated future demand and reductions in selling prices. Inventory provisions are measured as the difference between the cost of inventory and net realizable value to establish a lower cost basis for the inventories. During 2018, a provision of $470 (nil in 2017) for obsolescence was taken.

7.	Receivables, net of allowance for doubtful accounts

A summary of the Company’s financing receivables is presented as follows:

	2018	2017
	$	$
Gross financing receivables	78,962	51,378
Unearned income	(5,601)	(4,954)
Allowance for doubtful accounts	(4,408)	(2,417)

	68,953	44,007

Reported as:
Current trade receivables	35,314	22,566
Current unearned interest income	(3,849)	(3,059)
Long-term trade receivables	39,240	26,395
Long-term unearned interest income	(1,752)	(1,895)

	68,953	44,007

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

7.	Receivables, net of allowance for doubtful accounts (continued)

Current subscriptions are reported as part of trade receivables. The following are the contractual commitments, net of allowance for doubtful accounts, to be received by the Company over the next 5 years:

	Total	2019	2020	2021	2022	2023
	$	$	$	$	$	$
Current financing receivables	35,314	35,314	—	—	—	—
Long-term financing receivables	39,240	—	27,519	11,455	264	2

	74,554	35,314	27,519	11,455	264	2

Many of the Company’s products are sold under subscription contracts with title passing to the customer at the earlier of the end of the lease term and when payment is received in full, which is generally 36 months. These arrangements are considered to be sales-type leases, where the present value of all cash flows to be received within the arrangement is recognized upon shipment to the customer as product revenue. Various accounting and reporting systems are used to monitor trade receivables and subscription receivables which include providing access codes to operate the machines to paying customers and restricting access codes on machines to non-paying customers. Above are the contractual commitments to be received by the Company over the next 5 years.

	2018	2017
	$	$
Allowance for doubtful accounts
Beginning balance	2,417	253
Write-offs	(8,937)	(299)
Provision	10,928	2,463

Ending balance	4,408	2,417

The Company maintains an allowance for doubtful accounts for estimated losses that may primarily arise from subscription customers that are unable to make the remaining required payments under contract. The Company’s bad debt expenses as a percentage of sales has generally been consistent year over year, however, bad debt expense in 2018 increased substantially as the Company recorded a provision for bad debts of $8,300 against the receivable of a large U.S. national account customer that filed for Chapter 11 bankruptcy in February of 2019. Total provision for bad debts amounted to $10,928 in 2018 ($2,465 in 2017).

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

8.	Property and equipment

	2018	2017
	$	$
Cost
Lab equipment tooling and molds	3,379	2,561
Office furniture and equipment	974	1,284
Leasehold improvements	948	918
Computers and software	783	574
Vehicles	70	111

	6,154	5,448

Accumulated depreciation
Lab equipment tooling and molds	1,437	766
Office furniture and equipment	319	531
Leasehold improvements	483	517
Computers and software	496	410
Vehicles	38	46

	2,773	2,270

Property and equipment	3,381	3,178

Depreciation expense of property and equipment has been classified as follows:
Cost of goods sold	142	120
Research and development	353	129
General and administration	397	419

	892	668

9.	Intangible assets

2018
$
Cost
Customer relationships	1,400
Brand	1,300
Supplier agreement	3,000

5,700

Accumulated amortization
Customer relationships	56
Brand	125
Supplier agreement	267

448

Intangible assets	5,252

Amortization
General and administration	448

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

9.	Intangible assets (continued)

Estimated amortization expense for the next five fiscal years and all years thereafter are as follows:

$
2019	537
2020	537
2021	537
2022	537
2023	537
Thereafter	2,567

5,252

10.	Credit facility

The Company has an agreement with City National Bank of Florida (the “Lender”) whereby the Lender agreed to provide a revolving credit facility to certain of the Company’s subsidiaries in the maximum principal amount of $7,500 ($5,000 in 2017), to be used to finance working capital requirements. As of December 31, 2018, the Company had $5,655 outstanding (nil in 2017) under the facility, which bears interest at LIBOR rate plus 3.25%, which amounted to a weighted average of 5.7% (5.1% in 2017).

The credit facility is secured by accounts receivable and inventory and requires us to maintain either minimum account balances or a maximum total liability to tangible net worth ratio and a minimum debt service coverage ratio. As of December 31, 2018, the Company was in compliance with the maximum total liability to tangible net worth ratio and were initially not in compliance with the minimum debt service coverage ratio. However subsequent to year-end, the Company received a waiver with respect to the minimum debt service coverage ratio to exclude write-offs from a large U.S. national account described in Note 7. As a result, the Company was in compliance with the minimum debt service coverage ratio based on the revised calculation excluding the write-off as at December 31, 2018. As at December 31, 2017, the Company was in compliance with the financial covenants. An event of default under this agreement would cause a default under the Madryn agreement (see Note 19).

11.	Other liabilities and accrued expenses

	2018	2017
	$	$
Employees and related liabilities	728	900
Accrued expenses	4,303	5,219
Commission accrual	3,866	2,450
Sales and consumption taxes	1,983	1,274

	10,880	9,843

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

12.	Warranty accrual

The following table provides the details of the change in the Company’s warranty accrual:

	2018	2017
	$	$
Balance, beginning of year	1,039	1,083
Warranties issued during the year	998	906
Warranty costs incurred during the year	(701)	(950)

	1,336	1,039

Current	495	366
Long term	841	673

	1,336	1,039

13.	Accrued severance pay and severance pay funds

The Company’s liability for severance pay in Israel is calculated pursuant to Israeli severance pay law based on the most recent salary of each employee multiplied by the number of years of employment as of the consolidated balance sheet date.

The Company’s liability to all employees is funded by monthly deposits to severance pay funds and insurance policies. An accrual is set up for any unfunded amount.

The deposited funds include an accumulated gain up to the consolidated balance sheet date. The total amount of unrealized gains on the deposited funds amounted to $811 ($795 in 2017) and realized gains of $12 ($42 in 2017). The deposited funds may be withdrawn by the employee pursuant to Israeli severance pay law the orders, permits, and regulations promulgated thereunder. The value of the deposited funds is based on the cash surrender value of the policies.

14.	Commitments

The premises of the Company and its subsidiaries are leased under various operating lease agreements, which expire on various dates. Rent expense for the years ended December 31, 2018 and 2017 was approximately $1,344 and $1,447, respectively.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

14.	Commitments (continued)

Future minimum annual office lease commitments and purchase commitments with manufacturers as of December 31, 2018 are as follows:

	Office Lease	Purchase Commitments	Total
	$	$	$
2019	815	4,664	5,479
2020	566	—	566
2021	409	—	409
2022	318	—	318
2023	238	—	238

	2,346	4,664	7,010

The Company has also committed to quarterly earn-out payments as part of its purchase obligation of the assets described in Note 3 of these consolidated financial statements. The amount due is 5% of NeoGraft equipment sales and services that occur within the quarter. The balance of the earn-out was $950 as at December 31, 2018 which is presented as part of other long-term liabilities.

15.	Shareholders’ equity

Share capital

(1)	Ordinary shares

Ordinary shares confer upon their holders voting rights and the right to participate in shareholders’ meetings on the basis of one vote per share, the right to receive profits and the right to a share in surplus assets upon liquidation of the Company.

(2)	Series A preferred shares

In May 2014, the Company issued 2,192,736 Series A preferred shares at a price of approximately $3.648 per share for gross proceeds of $8,000 to the Company.

The preferred shares confer upon their holders voting rights similar to the ordinary shares and the right to participate in dividends in priority to holders of ordinary shares. The holders have a veto right when certain issues are brought to vote.

The Series A preferred shares are not redeemable, but are convertible into ordinary shares at anytime at the option of the shareholder and contain a liquidation preference feature as follows:

In the event of any liquidation, dissolution or winding-up of the Company, holders of the Series A preferred shares shall be entitled to receive, prior to and in preference to the holders of the ordinary shares, the greater of, (i) a per share amount (the “Series A Preference Amount”) equal to one times the Series A Purchase Price or (ii) participation in the distribution of proceeds of any liquidation, dissolution or winding-up of the Company on an as-converted basis along with the holders of the ordinary shares. Following the payment of the liquidation preference, the Series A preferred shares are entitled to participate in the remaining proceeds on a pro rata basis with the ordinary shares.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

15.	Shareholders’ equity (continued)

Share	capital (continued)

For the purposes of this provision, a liquidation includes a merger or consolidation or change in control of the Company, but does not include a qualified IPO as described below. In the event of an underwritten public offering of ordinary shares of the Company, in excess of $50,000 and at a public offering price of not less than $8.00 per share (a “Qualified IPO”) each preferred share will automatically convert into one ordinary share.

(3)	Series B preferred shares

In November 2016, the shareholders approved changes to authorized share capital of the Company as follows: the creation of 4,714,034 Series B preferred shares and a corresponding decrease in the number of authorized ordinary shares. 2,282,017 shares (unaudited) were issued in 2016 and another 2,282,017 shares were issued in 2017.

The Series B preferred shares confer upon their holders voting rights similar to the ordinary shares and the right to participate in dividends in priority to holders of ordinary shares. The holders have a veto right when certain issues are brought to vote.

The Series B preferred shares are not redeemable, but are convertible into ordinary shares at anytime at the option of the shareholder.

The Series B preferred shares shall have a non-participating liquidation preference of $4.56 and are senior to the Series A preferred shares and the ordinary shares.

(4)	Series C & C-1 preferred shares

In June 2017 and December 2017, the shareholders approved changes to the authorized share capital of the Company as follows: conversion of 593,190 ordinary shares to Series C preferred shares, the issuance of 7,410,129 Series C preferred shares and the issuance of 98,807 Series C-1 preferred shares at a price of $5.0604 per share and net of issuance costs of $1,680.

The Series C preferred shares confer upon their holders voting rights similar to the ordinary shares and the right to participate in dividends in priority to holders of ordinary shares. The holders have a veto right when certain issues are brought to vote. The Series C-1 preferred shares have all the attributes of the Series C preferred shares but are non-voting.

The Series C and C-1 preferred shares are not redeemable, and only the Series C preferred shares are convertible into ordinary shares at anytime at the option of the shareholder.

(5)	Series D preferred shares

In February 2018, the shareholders approved the issuance of 1,122,216 Series D preferred shares at a price of $6.2377 per share and issuance costs of $85.

The Series D preferred shares confer upon their holders voting rights similar to the ordinary shares and the right to participate in dividends in priority to holders of ordinary shares. The holders have a veto right when certain issues are brought to vote.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

15.	Shareholders’ equity (continued)

Share capital (continued)

The Series D preferred shares are not redeemable, but are convertible into ordinary shares at anytime at the option of the shareholder.

Share Option Plan

In November 2010, the Company’s Board of Directors adopted a share option plan (the “2010 Share Option Plan”) pursuant to which some of the Company’s ordinary shares are reserved for issuance upon the exercise of options to be granted to directors, officers, employees and consultants of the Company. The 2010 Share Option Plan is administered by the Company’s Board, which designates the options and dates of grant thereunder. Options granted vest over a period determined by the Board, originally had a contractual life of seven years, which was extended by 10 years in November 2017, and are non-assignable except by the laws of descent. The Board has the authority to prescribe, amend and rescind rules and regulations relating to the 2010 Share Option Plan, provided that any such amendment or rescindment that would adversely affect the rights of an Optionee that has received or been granted an Option shall not be made without the Optionee’s written consent.

As of December 31, 2018, the number of Ordinary shares reserved for issuance and available for grant under the 2010 Share Option Plan was 188,217 (313,357 in 2017).

The following tables summarize information about share options outstanding at December 31, 2018:

			2018
	Number of options	Weighted average exercise price	Aggregate intrinsic value
		$
Outstanding on January 1, 2018	5,163,197	1.76	17,032
Granted during 2018	886,410	4.34	—
Exercised during the year	(125,200)	(1.66)	574
Forfeited during the year	(247,777)	(2.43)	—

Outstanding at December 31, 2018	5,676,630	2.14	23,283

Options exercisable at December 31, 2018	4,083,980	1.96	17,491

Options expected to vest at December 31, 2018	1,592,650	3.92	3,694

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

15.	Shareholders’ equity (continued)

Share Option Plan (continued)

Exercise prices	Share options outstanding	Weighted average remaining contractual life (years)	Options exercisable	Weighted average remaining contractual term (years)
$
0.0003	10,000	1.96	10,000	1.96
0.25	539,275	2.25	539,275	2.25
0.75	1,610,396	3.94	1,607,802	3.94
1.50	10,000	4.01	10,000	4.01
2.00	1,432,909	5.65	1,363,059	5.65
3.00	690,500	7.54	393,688	7.54
4.00	825,050	9.04	160,156	9.04
4.57	558,500	9.64	—	—

	5,676,630	5.34	4,083,980	4.58

The following tables summarize information about share options outstanding at December 31, 2017:

			2017
	Number of options	Weighted average exercise price	Aggregate intrinsic value
		$
Outstanding on January 1, 2017	4,497,047	1.42	17,163
Granted during 2017	973,000	3.41	—
Forfeited during 2017	(306,850)	(2.00)	—

Outstanding at December 31, 2017	5,163,197	1.76	17,032

Options exercisable at December 31, 2017	4,318,093	1.39	15,831

Options expected to vest at December 31, 2017	845,104	3.64	4,375

Exercise prices	Share options outstanding	Weighted average remaining contractual life (years)	Options exercisable	Weighted average remaining contractual term (years)
$
0.0003	10,000	2.96	10,000	2.96
0.25	539,275	3.25	539,275	3.25
0.75	1,702,413	4.93	1,702,413	4.93
1.00	15,000	6.59	15,000	6.59
1.50	20,000	6.00	20,000	6.00
2.00	1,532,509	6.63	1,532,509	6.63
3.00	806,500	7.93	498,896	4.90
4.00	537,500	9.74	—	—

	5,163,197	6.23	4,318,093	5.32

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

15.	Shareholders’ equity (continued)

Share Option Plan (continued)

Total stock-based compensation recorded related to options granted to employees and non-employees was allocated as follows:

	2018	2017
	$	$
Cost of goods sold	2	6
Research and development	54	34
Selling and marketing	416	249
General and administrative	785	653

	1,257	942

16.	Financial expenses

	2018	2017
	$	$
Interest expense	4,889	5,262
Debt termination fees	—	—
Amortization of financing fees	328	97
Accretion on long-term debt	144	144

	5,361	5,503

17.	Income taxes

(a)	(Loss) income before income taxes is comprised of the following:

	2018	2017
	$	$
Israel	(6,751)	(2,408)
US	(6,260)	10,163
Other jurisdictions	1,017	128

	(11,994)	7,883

(b)	Income tax expense (recovery)

	2018	2017
	$	$
Current	1,779	1,680
Deferred	436	(1,201)

	2,215	479

Current income taxes expense is comprised of the following:

	2018	2017
	$	$
U.S. federal	1,291	4,577
Foreign	562	(4,217)
State and local	(74)	1,320

Total current taxes	1,779	1,680

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

17.	Income taxes (continued)

(b)	Income tax expense (recovery) (continued)

Deferred income taxes expense is comprised of the following:

	2018	2017
	$	$
U.S. federal	851	—
Foreign	(626)	(1,201)
State and local	211	—

Total deferred taxes	436	(1,201)

(c)	Deferred income taxes

Deferred taxes are computed using the tax rates expected to be in effect when the related temporary differences reverse.

Significant components of the deferred tax assets and liabilities of the Company and its subsidiaries are as follows:

	2018	2017
	$	$
Deferred tax assets
Accrued vacation	22	22
Property and equipment	4	—
Accrued severance pay	88	13
Accrued warranty	183	110
Loss carryforwards	6,739	4,306
Valuation allowance	(6,739)	(4,306)

	297	145

Deferred tax liabilities
Deferred revenue	1,774	1,305
Acquisition related intangible assets	119	—

	1,893	1,305

The Company has losses available to off-set future taxable income where the benefit has not been recognized in these consolidated financial statements. As of December 31, 2018, the Company has loss carry forwards and temporary differences of $27,631 ($17,600 in 2017). Losses can be carried forward indefinitely except for Canada which can be carried forward for 20 years, U.S. which is subject to an 80% limitation of taxable income, Japan for 9 years and India for 8 years. A valuation allowance of $6,739 ($4,306 in 2017) has been taken on the benefit of these losses since the Company does not currently believe it is more likely than not that it will be able to realize their benefit.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

17.	Income taxes (continued)

(d)	Reconciliation of tax expense

	2018	2017
	$	$
(Loss) income before taxes	(11,994)	7,883

Theoretical tax (benefit) expense at the statutory rate (23.6% in 2018; 24.5% in 2017)	(2,827)	1,930
Differences in jurisdictional tax rates	211	1,854
Recognition of losses	467	(2,230)
Valuation allowance	2,433	(1,330)
Non-deductible expenses – mainly non deductible interest	1,931	255

Tax provision	2,215	479

(e)	Valuation allowance

	2018	2017
	$	$
Beginning balance	4,306	5,636
Additions	2,900	724
Deductions	(467)	(2,054)

Ending balance	6,739	4,306

(f)	Non-Israeli subsidiaries

Subsidiaries that are incorporated outside of Israel are assessed for tax under the tax laws in their countries of residence. The principal tax rate for 2018 is 23.6% and in 2017 is 24.5%. The principal tax rates (Federal and State/Provincial) applicable to the subsidiaries incorporated in the U.S. and Canada are approximately 26.2% and 26.5% respectively.

(g)	Tax legislation

On December 22, 2017, tax legislation commonly known as the Tax Cuts and Jobs Act (the “Act”) was enacted in the U.S. Under ASC 740, the effects of new legislation are recognized upon enactment. Accordingly, recognition of the tax effects of the Act was required for the annual periods that include December 22, 2017. The adoption of the Act had no material impact on the year ended December 31, 2017 due to the losses incurred in that year.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

17.	Income taxes (continued)

(h)	Uncertain tax positions

The Company establishes reserves for uncertain tax positions. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of December 31, 2018 and 2017, there are no uncertain tax positions.

18.	Segment information

Segment reporting is based on how management organizes the Company’s operating segments where separate financial information is made available to and evaluated regularly by the chief operating decision maker in allocating resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”), who makes decisions on allocating resources and in assessing performance. The CEO reviews the Company’s consolidated results as one operating segment. In making operating decisions, the CEO primarily considers consolidated financial information, accompanied by disaggregated information about revenues by geography and type. The Company’s CEO views its operations, manages its business, and uses one measurement of profitability for the one operating segment, which designs and sells a full-suite of aesthetic and medical products and services, to physicians interested in providing non-invasive procedures and to aesthetic medical spas. Substantially all of the Company’s long-lived assets are located in Israel.

The following table presents the revenue disaggregated by geographic area:

	2018	2017
	$	$
United States	46,311	42,759
Israel	3,481	5,440
International	52,822	40,875

	102,614	89,074

Revenue by type is a key indicator for providing management with an understanding of the Company’s financial performance, which is organized into four different categories:

1.	Lease revenue - includes all system sales with typical lease terms of 36 months.

2.	System revenue - includes all systems sales with payment terms within 12 months.

3.	Product revenue - includes skincare, hair and other consumables payable upon receipt.

4.	Service revenue - includes NeoGraft technician services, ad agency services and extended warranty sales.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

18.	Segment information (continued)

The following table presents the revenue by type:

	2018	2017
	$	$
Lease revenue	71,540	65,052
System revenue	23,454	19,878
Product revenue	4,412	3,709
Service revenue	3,208	435

	102,614	89,074

19.	Long-term debt

	2018	2017
	$	$
Due to Madryn Health Partners, LP	50,000	35,000
PIK interest accrued	2,700	1,761
Value of warrants allocated to additional paid-in capital	(899)	(899)
Financing fees	(1,229)	(778)
Interest accretion to date	320	177

	50,892	35,261

On October 11, 2016, the Company entered into a loan agreement with Madryn which was amended on August 14, 2018. The loan agreement, as amended, is comprised of three committed tranches and one uncommitted tranche of debt totalling $70,000. The term A-1 commitment is $35,000, the term A-2 commitment is $15,000, the term B commitment is $10,000, and the uncommitted term C may be funded at Madryn’s discretion in an amount not to exceed $10,000. As at December 31, 2018 the Company has drawn on the term A-1 and A-2 borrowings for gross debt of $50,000. The term B borrowings were available at the Company’s option on or prior to August 31, 2019 and were drawn in January 2019. The term C tranche expired on September 30, 2019, however, term C tranche is not committed and the proceeds of this tranche must be used to consummate a mutually agreed upon acquisition or investment. In connection with the loan agreement with Madryn, Venus Concept issued three types of 10-year warrants. As of December 31, 2018, Madryn held warrants to purchase 150,000 Ordinary Shares at a price of $5.0604 per share, 150,000 Series B Preferred Shares at a price of $5.0604 per share, and 12,000 Series C Preferred Shares at a price of $5.0604 per share.

In 2016, the fair value of warrants issued as part of the financing was estimated by management to be $899 (unaudited), based on the Black-Scholes option pricing model assuming a share price volatility of 50% based on historical information of companies in a similar industry, a risk-free interest rate of 1.58% and with no expected dividend yield over the life of the warrants. The fair value of the warrants have been allocated to equity and the balance of the debenture was allocated to long-term debt. In addition, financing fees have been allocated to long-term debt.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

19.	Long-term debt (continued)

Effective August 14, 2018, interest on the Madryn loan is 9%, payable quarterly. Previously, interest was payable quarterly, at the Company’s option, as follows: cash interest 9% during the interest only period, which was 3 years or 12 principal payments after closing, plus an additional 4% rate, paid in kind (“PIK”). The Company has the option of settling the PIK interest in cash or added to the principal amount of the loan.

On the 24th payment date following the closing date, December 31, 2022, the aggregate outstanding principal amount of the loans, together with any accrued and unpaid interest thereon and all other amounts due and owing under the loan agreement will become due and payable in full.

If all or any portion of the loans under the Madryn Credit Agreement are prepaid, then a prepayment premium must be paid equal to: (i) 6.00% of the loans prepaid if prepaid on or prior to August 31, 2019, (ii) 4.50% if prepaid after August 31, 2019 but on or prior to August 31, 2020, (iii) 3.00% if prepaid after August 31, 2020 but on or prior to February 28, 2021, (iv) 2.00% if prepaid after February 28, 2021 but on or prior to August 31, 2021, (v) 1.00% if prepaid after August 31, 2021 but on or prior to February 28, 2022, and (vi) 0.00% if prepaid after February 28, 2022.

These covenants require that the Company achieves minimum reported revenue targets and minimum levels of cash on hand in certain subsidiaries. As at December 31, 2018, the Company was in compliance with the necessary covenants.

Madryn also held 8%-2018 and 3%-2017 in preferred shares of the Company at December 31, 2018 and 2017 respectively.

The Company has committed to pay the following annual amounts which include interest to Madryn on a quarterly basis:

$
2019	4,743
2020	4,743
2021	4,743
2022	57,443

71,672

20.	Acquisition of non-controlling interest

On March 30, 2018, the Company acquired the remaining 40% minority interest shares of Venus Concept UK Limited for total consideration of $456. In addition, on October 31, 2018, the Company acquired the remaining 49% minority interest of Venus Concept Japan Co. Ltd for total consideration of $21.

21.	Contingencies

In the normal course of business, the Company is involved in various claims. The Company is also subject to regulatory matters within jurisdictions of the Company’s operations. Although the outcome of these claims as at December 31, 2018 cannot be determined with certainty, the Company believes that their outcome will have no material impact on the Company’s business, consolidated financial position, results of operations or cash flows.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

22.	Financial instruments

(a)	Fair value

The table below summarizes financial instruments by valuation method as at December 31, 2018.

	Level 1	Level 2	Level 3	Total
	$	$	$	$
Restricted deposit	—	19	—	19
GIC	—	81	—	81
Earn-out liability	—	—	950	950

The earn-out liability is measured using the discounted cash flow techniques, with the expected cash outflows estimated based on the probability of assessment of the acquired business achieving the revenue metrics required for payment. Expected future revenues of the acquired business and associated estimate of probability are not observable inputs. The payments due are based on point in time measurements of the metrics quarterly for two years from acquisition date.

The table below summarizes financial instruments by valuation method as at December 31, 2017.

	Level 1	Level 2	Level 3	Total
	$	$	$	$
Restricted deposit	—	218	—	218
GIC	—	80	—	80

(b)	Concentrations of credit risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, accounts receivable and long-term receivables. The Company’s cash and cash equivalents are invested primarily in deposits with major banks worldwide, as such minimal credit risk exists with respect to such investments. The Company’s trade receivables are derived from global sales to customers. An allowance for doubtful accounts is provided with respect to all balances deemed doubtful of collection. No single customer represented more than 2% of total revenue or 2% of trade receivables for any of the year ended December 31, 2018 (one customer in 2017 amounting to 3% of total revenue and 21% of trade receivables).

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

23.	Net (loss) income per share

The following table sets forth the computation of basic and diluted net (loss) income, (312,000 warrants were not included in the calculation since they were anti-dilutive) and the weighted average number of shares used in computing basic and diluted net (loss) income per share (in thousands, except per share data):

	2018	2017
Numerator:
Net (loss) income	$(14,209)	$7,404
Net (loss) income allocated to common shareholders	$(14,959)	$2,798

Denominator:
Weighted average shares of common stock outstanding used in computing net (loss) income per share, basic	8,206	9,506
Dilutive effect of incremental shares and share equivalents	—	3,199

Weighted average shares of common stock outstanding used in computing net (loss) income per share, diluted	8,206	12,705
Weighted average shares of participating shares outstanding used in computing net (loss) income per participating share	—	9,966

Net (loss) income per share:
Basic	$(1.82)	$0.29
Diluted	$(1.82)	$0.22

Net income per participating share:
Basic	—	$0.29
Diluted	—	$0.29

The Company’s potential dilutive securities, which include preferred stock, stock options, and warrants, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at December 31, 2018, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

As of December 31, 2018
Preferred stock	15,981
Options to purchase common stock	5,677
Warrants to purchase common stock	312

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

24.	Related party transactions

All amounts were at recorded at the exchange amount, which is the amount established and agreed to by the related parties. The following are transactions between the Company and parties related through employment.

Services Agreement

In 2016, Ipsum Management (S) Pte. Ltd. (“Ipsum”) began providing marketing and sales support services to the Company’s subsidiary in Singapore. One of the senior executives of the Company is the sole shareholder of Ipsum. For the years ended December 31, 2018 and 2017, the fees charged by Ipsum were approximately $44 and $172, respectively. These amounts are reported as part of selling and marketing expenses in the consolidated financial statements. No amounts were outstanding as at December 31, 2018 and 2017.

Non-Interest Demand Loan to PT Neoasia Medica

On July 1, 2016, a senior manager of the Company transferred 100% of his shares in Inphronics Limited to the Company, making it a wholly owned subsidiary. At such time, an unsecured non-interest-bearing working capital loan to PT Neoasia Medical, a subsidiary of Inphronics Limited, was outstanding. As of December 31, 2018, the outstanding amount of the loan was IDR 6.9 billion, which is equivalent to approximately $477 ($510 in 2017). This loan is reported as part of other liabilities and accrued expenses.

Distribution agreements

On January 1, 2018, the Company entered into a new Distribution Agreement with Technicalbiomed Co., Ltd. (“TBC”), pursuant to which TBC will continue to distribute the Company’s products in Thailand. A senior manager of the Company is a 30% shareholder of TBC. For years ended December 31, 2018 and 2017, TBC purchased products in the amounts of $330 and $270, respectively, under this distribution agreement. These sales are included in products and services revenue. No amounts were outstanding as at December 31, 2018 and 2017.

Intellectual Property Transfer Agreement

In August 2013, the Company entered into a license agreement for the rights to an invention for fractional radio frequency treatment of the skin with the developers of the technology. Pursuant to the license agreement, the developers, amongst which one is a senior executive of the Company, granted to the Company an exclusive worldwide, perpetual, irrevocable license to develop and commercialize their inventions and any product into which it is integrated. As consideration for such license, the Company agreed to pay the developers 7% of the gross income received by the Company from sales of the Venus Viva system and the related consumables and $1.5 per Venus Versa system, up to an aggregate amount of $3,000. For the years ended December 31, 2018 and 2017, the Company paid approximately $382 and $441, respectively, in royalties and reported the amounts under research and development expense in the consolidated financial statements. As at December 31, 2018, $101 ($92 in 2017) was outstanding and reported as part of trade payables on the consolidated financial statements.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

25.	Subsequent events

Subsequent events were evaluated through December 2, 2019, the date of issuance.

As presented below the Company had a number of transactions that occurred after December 31, 2018. As some of these transactions are interrelated, they are grouped accordingly.

Borrowings and Financial Arrangements

City National Bank of Florida (“CNB”)

As at March 31, 2019, the Company was not in compliance with the minimum debt service coverage ratio on its credit facility with CNB. In June 2019, the Company received a waiver removing the requirement to meet the minimum debt service coverage ratio for the period ended March 31, 2019.

As of June 30, 2019, Venus Concept was not in compliance with the minimum debt service coverage ratio under its credit facility with CNB. In July 2019, the Company received a waiver removing the requirement to meet the minimum debt service coverage ratio for the period ended June 30, 2019 and agreed that future periods would not be measured until August 30, 2019. CNB has provided a waiver for cross defaults arising under the Madryn loan agreement through August 30, 2019.

On August 19, 2019, the CNB credit facility was further amended to require the consummation on or before October 15, 2019 of both the Merger and an equity financing of at least $20,000.

As of September 30, 2019, the Company was not in compliance with the minimum debt service coverage ratio under its credit facility with CNB. On October 30, 2019 the CNB credit facility was further amended to require the consummation of the Merger on or before November 15, 2019. In addition, the CNB amended the minimum debt service coverage ratio covenant calculation, reaffirmed its prior waiver as of June 30, 2019 and provided the Company with a waiver removing the requirement to meet the minimum debt service coverage ratio as of September 30, 2019. The covenants under the amended loan agreement include certain minimum average daily account balances, a minimum debt service coverage ratio, and a maximum total liability to tangible net worth ratio. Per the third amendment, the covenants will be assessed on December 31, 2019.

Madryn Health Partners, LP (“Madryn”)

In January 2019, the Company drew on the term B borrowings of $10,000 available to it under the Madryn loan agreement (Note 19).

Starting on June 25, 2019, the Company was not in compliance with the minimum liquidity covenant under the Madryn loan agreement. Additionally, the Company failed to timely pay an interest payment due June 28, 2019 as required by it’s the Madryn loan agreement; however, this interest payment was subsequently made by the Company on July 10, 2019.

On July 26, 2019, the Company and Madryn executed a waiver and amendment to the Madryn loan agreement pursuant to which, Madryn lowered the liquidity covenant from $2,000 to $200 through the earlier of August 30, 2019 and the time the Company raises $21,000 in additional equity. Madryn waived the existing events of default. In addition, the amendment to the Madryn loan agreement includes, among other changes, a requirement that the Company complete an equity financing with proceeds of $21,000 no later than August 30, 2019.

As of September 30, 2019, the Company was in compliance with all covenants under Madryn loan agreement.

The Madryn loan agreement required a consent from Madryn in connection with the Merger, which consent was obtained by the by the Company on November 7, 2019, the date of the Merger completion (as described further below).

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

25.	Subsequent events (continued)

Also in connection with the Merger, the Company entered into an amendment to the Madryn loan agreement, dated as of November 7, 2019 (the “Amendment”), pursuant to which the combined company was joined as (i) a guarantor to the Madryn loan agreement and (ii) a grantor to the certain security agreement, dated October 11, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among the grantors from time to time party thereto and the administrative agent (the “U.S. Security Agreement”). As a guarantor under the Madryn loan agreement, the combined company is jointly and severally liable for the obligations (as defined in the Madryn loan agreement) thereunder and to secure its obligations thereunder, the combined company has granted the administrative agent a lien on all of its assets pursuant to the terms of the U.S. Security Agreement. In the event of default under the Madryn Credit Agreement, Madryn may accelerate the obligations and foreclose on the collateral granted by the combined company under the U.S. Security Agreement to satisfy the obligations.

Issuance of senior subordinated convertible promissory notes

In June and August 2019 the Company issued unsecured several tranches of senior subordinated convertible promissory notes to a restricted group of investors: $7,800 in June 2019 and two tranches of $7,200 and $14,050 in August 2019. According to the terms of these notes they converted into shares of Restoration Robotics common stock at the consummation of the Merger (as described below) at a conversion price of $6.996 per share. The unsecured senior subordinated convertible promissory notes accrued interest at a rate of 8.00% per annum and matured on the thirtieth day following the termination of the Merger Agreement. The unsecured senior subordinated convertible promissory notes were subordinated to the Madryn and CNB indebtedness pursuant to subordination agreements with each investor and Madryn and CNB.

Loans to Restoration Robotics

From July to September 2019 the Company loaned to Restoration Robotics an aggregate of $4,500 in three installments, using the proceeds from the issuance of the Company’s unsecured senior subordinated convertible promissory notes described above. The Company’s loans to Restoration Robotics were subordinated to the Solar Loan Agreement pursuant to a subordination agreement between Solar Capital Ltd. and the Company dated June 25, 2019. The loans to Restoration Robotics accrue interest at a rate of 8.00% per annum and mature on November 30, 2019.

Restoration Robotics repaid $2,000 on November 22, 2019 and another $2,500 on November 25, 2019.

Concurrent Financing

On November 3, 2019, Restoration Robotics, Inc., a medical device company incorporated in the state of Delaware (“Restoration Robotics”), and the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors named therein (collectively, the “Investors”) pursuant to which the Company agreed to issue and sell to the Investors in a private placement an aggregate of 7,483,980 shares (the “Concurrent Financing Shares”) of the Company common stock, par value $0.0001 per share, and warrants to purchase up to an aggregate of 3,741,990 shares (the “Warrant Shares”) of the Company common stock at an exercise price of $6.00 per share (the “Concurrent Financing Warrants” and, together with the Concurrent Financing Shares and the Concurrent Financing Warrant Shares, the “Securities”) immediately following the closing of the Merger (the “Concurrent Financing”). The gross proceeds for the Securities sold in the Concurrent Financing was $28.0 million. The Concurrent Financing closed on November 7, 2019.

Merger

On November 7, 2019, the Company completed the merger (the “Merger”) of Radiant Merger Sub Ltd. (the “Merger Sub”), and Restoration Robotics, a company incorporated in the state of Delaware, pursuant to the merger agreement, as amended on August 14, 2019 and October 31, 2019 (the “Merger Agreement”).

Under the Merger Agreement, the Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Restoration Robotics. Following the completion of the Merger, Restoration Robotics changed its corporate name to Venus Concept Inc., and the business conducted by the Company became the primary business conducted by Venus Concept Inc.

Venus Concept Ltd.

Notes to the consolidated financial statements

December 31, 2018 and 2017

(In thousands of U.S. dollars, except share data)

25.	Subsequent events (continued)

At the effective time of the Merger, each outstanding ordinary and preferred share of the Company, other than shares held by the Company as treasury stock or held by Venus Concept Inc. or the Merger Sub, were converted into the right to receive 8.6506 (the “Exchange Ratio”) validly issued, fully paid and non-assessable Venus Concept Inc. common stock, and each outstanding stock option and warrant issued and outstanding by the Company was assumed by Venus Concept Inc. and converted into and become an option or warrant (as applicable) exercisable for Venus Concept Inc. common stock with the number and exercise price adjusted by the Exchange Ratio.

The Merger will be accounted for as a reverse acquisition with the Company as the acquiring company for accounting purposes, and Venus Concept Inc. as the legal acquirer. The Company was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including the fact that immediately following the merger: (1) the Company’s shareholders owned a substantial majority of the voting rights of the combined organization; (2) the Company designated a majority (seven of nine) of the initial members of the board of directors of the combined organization; and (3) the Company’s senior management held most key positions in senior management of the combined organization.

As a result, upon consummation of the Merger, the historical financial statements of the Company will become the historical financial statements of the combined organization and will record the assets acquired and liabilities assumed of Venus Concept Inc. in the Merger at their fair values as of the acquisition date.

For accounting purposes the purchase price will be based on (i) the fair value of Venus Concept Inc. common stock as of the Merger date of $15.7 million which was determined based on the number of shares of Venus Concept Inc. common stock that were issued to the Company stockholders in connection with the Merger and (ii) the portion of the fair value attributable to fully and partially vested stock options, unvested restricted stock awards and warrants that were exchanged for the outstanding options and warrants held by Venus Concept Inc. employees.

For the nine months ended September 30, 2019, the Company incurred acquisition-related expenses of approximately $7.6 million which are included in selling and marketing and general and administrative expenses.

Certain disclosures required by ASC 805, Business Combinations, with respect to the Merger have been omitted because the information needed is not currently available due to the close proximity of closing of the Merger with the date these consolidated financial statements are being issued. At September 30, 2019, Venus Concept Inc. reported total assets of $20.8 million, total liabilities of $42.6 million, gross outstanding borrowings of $32.8 million and cash and cash equivalents of $8.9 million. The purchase price will be allocated to the fair value of assets and liabilities acquired.